UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2022

ALJ Regional Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37689	13-4082185
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Madison Avenue, PMB #358 New York, NY		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 486-7775

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class of registered securities Common Stock, par value $0.01 per share	Ticker Symbol ALJJ	Name of exchange on which registered NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement

On June 1, 2022, Humana Inc. (“Humana”) provided Faneuil, Inc. (“Faneuil”), a wholly-owned subsidiary of the Company, with written termination letters (the “Termination Letters”) providing written notice of its intent to terminate (i) Schedule 001 (“Schedule 001”) to that certain Master Services Agreement, dated September 1, 2019 (the “Master Services Agreement”), by and between Faneuil and Humana, and (ii) Schedule 004 to the Master Services Agreement (“Schedule 004”). Pursuant to Schedule 001, Faneuil agreed to provide customer care services for resolving customer service inquiries related to Humana. Pursuant to Schedule 004, Faneuil agreed to provide circuits for BPO connectivity to Humana, including appliances, hardware, licensed software, support services, and other services. As of April 2022, trailing twelve-month revenue attributable to services provided by Faneuil to Humana pursuant to Schedule 001 and Schedule 004 was approximately $25.2 million.

Following receipt of the Termination Letters, Faneuil engaged in good faith discussions with Humana regarding the aforementioned termination notices.

Both terminations shall be effective on August 30, 2022. Notwithstanding the terminations, the Master Services Agreement will remain effective. The Company will not incur any material early termination penalties as a result of the termination of Schedule 001 and Schedule 004.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Second Amended and Restated Employment Agreement with Jess Ravich

On June 14, 2022 (the “Effective Date”), the Company entered into an amended and restated employment agreement with Jess Ravich (the “Second A&R Employment Agreement”). The Second A&R Employment Agreement amended and restated that certain Employment Agreement between the Company and Mr. Ravich, dated July 29, 2019 and the First Amended and Restated Employment Agreement, dated June 21, 2020. Pursuant to the Second A&R Employment Agreement, effective as of the Effective Date, Mr. Ravich will continue to serve as the Company’s Chief Executive Officer until May 31, 2025 (the “Initial Term”), subject to subsequent automatic two-year renewals. Mr. Ravich will also continue to serve as the Company’s Chairman of the Board.

Additional material terms amended by the Second A&R Employment Agreement include:

(i)	an annual base salary of $1,800,000;

(ii)	reimbursement of business expenses consistent with past practice;

(iii)

an amendment to the incentive bonus structure to include an annual bonus equal to: (i) 10% of the Company’s trailing twelve month consolidated pre-bonus EBITDA, less certain adjustments (the “Company Adjusted EBITDA”) up to $30,000,000; and (ii) 5% of Company Adjusted EBITDA in excess of $30,000,000; provided further, that such thresholds shall be subject to future adjustments as negotiated in good faith by the Company and Mr. Ravich prior to the end of the Initial Term; and

(iv)

the Company will pay the premiums on one or more life insurance policies on the life of Mr. Ravich that will provide for a total death benefit payable to Executive’s beneficiary in an amount equal to $5,000,000.

The Second A&R Employment Agreement also provides that if Mr. Ravich’s employment with the Company is terminated by the Company without Cause or by Mr. Ravich for Good Reason (each as defined in the Agreement), then, subject to Mr. Ravich’s compliance with certain conditions, Mr. Ravich will be entitled to (i) any earned but unpaid base salary or annual bonus; (ii) a severance payment in an amount equal to the lesser of Mr. Ravich’s base salary for a period of one year and base salary through the end of the then applicable employment term (the “Severance Period”); (iii) COBRA benefits during the Severance Period; and (iv) an annual bonus payment equal to an amount that is prorated for the period of Mr. Ravich’s service during the year of termination and calculated based on actual EBITDA.

The foregoing descriptions of the Second A&R Employment Agreement are qualified in their entirety by the text of the Second A&R Employment Agreement, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement, dated as of June 14, 2022, by and between Jess Ravich and ALJ Regional Holdings, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101.INS)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALJ REGIONAL HOLDINGS, INC.

June 16, 2022	By:	/s/ Brian Hartman
	Name:	Brian Hartman
	Title:	Chief Financial Officer
(Principal Financial Officer)